     STOCK PURCHASE AGREEMENT, dated as of January 7, 1999, among ZURICH INSURANCE COMPANY ("Zurich Insurance"), ZURICH AMERICAN INSURANCE COMPANY ("Zurich American"), CENTRE REINSURANCE LIMITED ("Centre Re"), ZURICH REINSURANCE (NORTH AMERICA), INC. ("Zurich Re"), EMPIRE FIRE AND MARINE INSURANCE COMPANY ("Empire"), UNIVERSAL UNDERWRITERS INSURANCE COMPANY ("Universal Insurance"), UNIVERSAL UNDERWRITERS LIFE INSURANCE COMPANY ("Universal Life Insurance"), FIDELITY AND DEPOSIT COMPANY OF MARYLAND ("Fidelity" and, together with Zurich American, Centre Re, Zurich Re, Empire, Universal Insurance and Universal Life Insurance, the "Sellers"), TIGER, a New York limited partnership ("Tiger"), PUMA, a New York limited partnership ("Puma"), THE JAGUAR FUND N.V., a Netherlands Antilles corporation ("Jaguar"), LION L.P., a New York limited partnership ("Lion"), OCELOT PARTNERS L.P., a Delaware limited partnership ("Ocelot Partners"), and OCELOT (CAYMAN) LTD., a Cayman Islands corporation ("Ocelot (Cayman)" and, together with Tiger, Puma, Jaguar, Lion and Ocelot Partners, the "Purchasers").

                              W I T N E S S E T H:

     WHEREAS, the Sellers own an aggregate of 12,698,414 issued and outstanding shares of common stock, par value $1.00 per share ("Common Stock"), of Provident Companies, Inc., a Delaware corporation (the "Company");

     WHEREAS, Zurich Insurance, the Sellers and the Company are parties to (i) an Amended and Restated Registration Rights Agreement, executed on November 27, 1996 and dated as of May 31, 1996 (the "Registration Rights Agreement"), pursuant to which the Company granted certain registration rights to Zurich Insurance and the Sellers, and (ii) an Amended and Restated Relationship Agreement, executed on November 27, 1996 and dated as of May 31, 1996 (the "Relationship Agreement"), pursuant to which, among other things, Zurich Insurance and the Sellers are subject to certain restrictions on the sale of shares of Common Stock;

     WHEREAS, each of the Sellers wishes to sell to the Purchasers the number of shares of Common Stock set forth opposite such Seller's name on Schedule I hereto, and each of the Purchasers wishes to purchase from the Sellers the number of shares of Common Stock set forth opposite such Purchaser's name on
Schedule I hereto (such shares being referred to herein as the "Shares"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, in connection therewith and as a condition thereto, Zurich Insurance and the Sellers have agreed to assign, or cause to be assigned, to the Purchasers certain rights granted to Zurich Insurance and the Sellers under the Registration Rights Agreement;

     WHEREAS, pursuant to Section 2.4 of the Relationship Agreement, Zurich Insurance has given written notice (the "Transfer Notice") to the Company on behalf of the Sellers of the proposed transfers contemplated hereby, specifying the proposed transferees of the

Shares, the number of Shares proposed to be disposed of, the proposed consideration to be received in exchange therefor, and the other material terms of the proposed transfers; and

     WHEREAS, each of the Purchasers has received a copy of the Acknowledgment Letter (as defined below) duly executed by the Company and in a form satisfactory to each of the Purchasers;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Zurich Insurance, each of the Sellers and each of the Purchasers hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Acknowledgment Letter" means the letter, dated January 7, 1999, from the Company to Tiger Management Corporation and each of the Purchasers addressing, among other things, (i) the Company's acknowledgment of its receipt of a duly executed Transfer Notice, (ii) the Company's acknowledgment that the Purchasers have the right to require the Company to amend the Shelf Registration Statement (as such term is defined in the Acknowledgment Letter) to name the Purchasers as selling securityholders and (iii) the Company's acknowledgment that none of the Purchasers shall be regarded as an "affiliate" of the Company (as such term is defined in the Acknowledgment Letter) following the transactions contemplated by this Agreement.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of January 7, 1999, among Zurich Insurance, the Sellers and the Purchasers (including the Schedule hereto) and all amendments hereto made in accordance with the provisions of Section 9.10.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

     "Centre Re" has the meaning specified in the preamble to this Agreement.

     "Closing" has the meaning specified in Section 2.03.

     "Closing Date" has the meaning specified in Section 2.03.

     "Common Stock" has the meaning specified in the recitals to this Agreement.

     "Company" has the meaning specified in the recitals to this Agreement.

     "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Empire" has the meaning specified in the preamble to this Agreement.

     "Encumbrance" means (i) any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance or adverse claim, and (ii) any restriction arising out of any agreement to which Zurich Insurance or any of the Sellers is a party, including, without limitation, any restriction on the voting, transfer or other exercise of any attributes of ownership; provided, however, that "Encumbrance" does not include (i) restrictions imposed by any applicable insurance regulatory authority or applicable insurance Laws, (ii) restrictions imposed by federal or state securities laws and (iii) restrictions under the Registrations Rights Agreement.

     "Fidelity" has the meaning specified in the preamble to this Agreement.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Holder" has the meaning specified in the Registration Rights Agreement.

     "IP Agreement" means the Stock Purchase Agreement between Centre Reinsurance Services (Bermuda) Limited and Longfellow, dated as of March 27, 1997.

     "Jaguar" has the meaning specified in the preamble to this Agreement.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Lion" has the meaning specified in the preamble to this Agreement.

     "Longfellow" means Longfellow I, L.L.C., a Delaware limited liability company.

     "Ocelot Partners" has the meaning specified in the preamble to this Agreement.

     "Ocelot (Cayman)" has the meaning specified in the preamble to this Agreement.

     "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Puma" has the meaning specified in the preamble to this Agreement.

     "Purchase Price" has the meaning specified in Section 2.02.

     "Purchasers" has the meaning specified in the preamble to this Agreement.

     "Registrable Securities" has the meaning specified in the Registration Rights Agreement.

     "Registration Rights Agreement" has the meaning specified in the recitals to this Agreement.

     "Relationship Agreement" has the meaning specified in the recitals to this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Sellers" has the meaning specified in the preamble to this Agreement.

     "Shares" has the meaning specified in the recitals to this Agreement.

     "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     "Tiger" has the meaning specified in the preamble to this Agreement.

     "Transfer Notice" has the meaning specified in the recitals to this Agreement.

     "Universal Insurance" has the meaning specified in the preamble to this Agreement.

     "Universal Life Insurance" has the meaning specified in the preamble to this Agreement.

     "Zurich American" has the meaning specified in the preamble to this Agreement.

     "Zurich Insurance" has the meaning specified in the preamble to this Agreement.

     "Zurich Re" has the meaning specified in the preamble to this Agreement.
SECTION 1.02. Use of Defined Terms. The meanings of the terms defined in this Agreement shall be applicable to the singular as well as the plural forms of such terms, unless otherwise stated.


                                   ARTICLE II

                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, assign, transfer and deliver to the Purchasers the number of Shares set forth opposite such Seller's name on Schedule I hereto, and each of the Purchasers shall purchase from the Sellers the number of Shares set forth opposite such Purchaser's name on Schedule I hereto.

     SECTION 2.02. Purchase Price. The purchase price ("Purchase Price") for the Shares shall be $39.75 per Share.

     SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on January 13, 1999, or at such other place or at such other time or on such other date as the parties may mutually agree (the day on which the Closing takes place being referred to as the "Closing Date").

     SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to each of the Purchasers:

     (a) stock certificates evidencing the Shares being purchased by such Purchaser duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed; and

     (b) a receipt for the Purchase Price in respect of the Shares being purchased by such Purchaser.

     SECTION 2.05. Closing Deliveries by the Purchasers. At the Closing, the Purchasers shall deliver or cause to be delivered to the Sellers the aggregate Purchase Price for the Shares, by wire transfer of immediately available funds to the account or accounts designated by written notice to the Purchasers prior to the Closing.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF ZURICH INSURANCE

     As an inducement to each of the Purchasers to enter into this Agreement, Zurich Insurance hereby represents and warrants to each of the Purchasers as follows:

     SECTION 3.01. Organization and Authority of Zurich Insurance. Zurich Insurance is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Zurich Insurance, the performance by Zurich Insurance of its obligations hereunder and the consummation by Zurich Insurance of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Zurich Insurance. This Agreement has been duly executed and delivered by Zurich Insurance, and (assuming due authorization, execution and delivery by each of the Purchasers) this Agreement constitutes a legal, valid and binding obligation of Zurich Insurance enforceable against Zurich Insurance in accordance with its terms.

     SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement by Zurich Insurance do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Zurich Insurance, (b) conflict with or violate any Law or Governmental Order applicable to Zurich Insurance or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Zurich Insurance is a party or by which any of its assets or properties is bound or affected.

     SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Zurich Insurance do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

     SECTION 3.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Zurich Insurance.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As an inducement to each of the Purchasers to enter into this Agreement, each of the Sellers hereby severally and not jointly represents and warrants to each of the Purchasers as follows:

     SECTION 4.01. Organization and Authority of the Seller. Such Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by each of the Purchasers) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

     SECTION 4.02. Ownership of the Shares. The number of Shares set forth opposite such Seller's name on Schedule I hereto are owned of record solely by such Seller free and clear of all Encumbrances, except Encumbrances created by the Relationship Agreement. Upon consummation of the transactions contemplated by this Agreement and registration of such Shares in the names of the Purchasers in the stock records of the Company, the Purchasers, assuming they shall have purchased such Shares for value in good faith and without notice of any adverse claim, will own such Shares free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, such Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of such Shares, other than the Registration Rights Agreement, the Relationship Agreement and the IP Agreement.

     SECTION 4.03. No Conflict. The execution, delivery and performance of this Agreement by such Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such Seller, (b) conflict with or violate any Law or Governmental Order applicable to such Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares owned by such Seller or on any of the assets or properties of such Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Seller is a party or by which any of such Shares or any of such assets or properties is bound or affected.

     SECTION 4.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

     SECTION 4.05. Private Placement.. Assuming the accuracy of the representations of the Purchasers in Section 5.04, the offer and sale hereunder of the Shares owned by such Seller are exempt from registration under the Securities Act.

     SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     As an inducement to Zurich Insurance and each of the Sellers to enter into this Agreement, each of the Purchasers hereby severally and not jointly represents and warrants to Zurich Insurance and each of the Sellers as follows:

     SECTION 5.01. Organization and Authority of the Purchasers. Such Purchaser is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Purchaser, the performance by such Purchaser of its obligations hereunder and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and (assuming due authorization, execution and delivery by Zurich Insurance and each of the Sellers) this Agreement constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms.

     SECTION 5.02. No Conflict. Except as may result from any facts or circumstances relating solely to Zurich Insurance or the Sellers, the execution, delivery and performance of this Agreement by such Purchaser do not and will not
(a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to such Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party or by which any of its assets or properties are bound or affected.

     SECTION 5.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, including, without limitation, any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     SECTION 5.04. Investment Purpose; Ability to Bear Economic Risks. Such Purchaser is acquiring its respective Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Purchaser acknowledges that it had been advised by the Sellers that the Company has, pursuant to Section 2(i) of the Registration Rights Agreement, suspended the registration rights set forth in the Registration Rights Agreement until such time as the Company notifies the Sellers that the suspension is lifted. Accordingly, without limiting any rights that such Purchaser may have under the Registration Rights Agreement, such Purchaser further acknowledges that there can be no assurance as to when the suspension will be lifted and that such Purchaser may not be able to sell the Shares purchased by it at the times it would otherwise propose to do so or at all during the suspension period. Such Purchaser has knowledge and experience in financial and business matters; is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and is able to bear the economic risk of the investment in the Company contemplated hereby (including a complete loss of such investment). Such Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act.

     SECTION 5.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Purchaser.


                                   ARTICLE VI

                 ASSIGNMENT AND EXERCISE OF REGISTRATION RIGHTS

     SECTION 6.01. Assignment of Registration Rights. Effective as of the Closing, Zurich Insurance and the Sellers hereby sell, assign, transfer, convey and deliver to each Purchaser, its successors and assigns, forever, Zurich Insurance's and the Sellers' right, title and interest under the Registration Rights Agreement with respect to the Shares being purchased by such Purchaser; provided that Zurich Insurance and the Sellers shall retain their rights under the Registration Rights Agreement with respect to the Registrable Securities not being sold under this Agreement, including the right to request one but not more than one of the registrations described in Section 2(a) of the Registration Rights Agreement; provided, however, that such right to request one registration shall become a right of the Purchasers in the event the Sellers, together with any subsequent assignees of the Sellers' registration rights under the Registration Rights Agreement or portion of such rights or Registrable Securities, are, in the aggregate, no longer Holders of at least 100,000 shares of Registrable Securities.

     SECTION 6.02. Purchasers' Obligations. Following the Closing, pursuant to
Section 2(k) of the Registration Rights Agreement, each of the Purchasers hereby agrees to be bound by all obligations and limitations in the Registration Rights Agreement with respect to the Shares purchased by such Purchaser.

     SECTION 6.03. Requested Registration Rights. Following the Closing, the parties hereto acknowledge and agree that (i) in accordance with the IP Agreement, Longfellow shall have the sole right (together with any subsequent assignees of such right or portion thereof) to request one of the three registrations described in Section 2(a) of the Registration Rights Agreement for so long as Longfellow and any of such assignees are, in the aggregate, Holders of more than 10% of the then outstanding Registrable Securities, (ii) the Purchasers and their Affiliates shall have the right to request one but not more than one registration, or cause another Person to request one but not more than one registration, under Section 2(a) of the Registration Rights Agreement without the consent of Zurich Insurance or any Seller (provided that such right to request one registration shall become a right of the Sellers in the event the Purchasers, together with any subsequent assignees of the Purchasers' registration rights under the Registration Rights Agreement or portion of such rights or Registrable Securities, are, in the aggregate, no longer Holders of at least 100,000 shares of Registrable Securities) and (iii) each of the Purchasers shall cause any assignee of, or successor to, any of its registration rights under the Registration Rights Agreement to be bound by this Section 6.03.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

     SECTION 7.01. Conditions to the Obligations of Zurich Insurance, the Sellers and the Purchasers. The obligations of Zurich Insurance, each of the Sellers and each of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Expiration of the Right of First Offer. The Company shall not have exercised its rights pursuant to Section 2.4 of the Relationship Agreement to purchase, or to designate an alternative purchaser of, any of the Shares within seven business days following the Company's receipt of the Transfer Notice, or the Company shall have irrevocably waived such rights.

     (b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of the Shares by the Purchasers illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated hereby.

     SECTION 7.02. Conditions to the Obligations of Zurich Insurance and the Sellers. The obligations of Zurich Insurance and each of the Sellers to consummate the transactions contemplated by this Agreement shall be further subject to the fulfillment, at or prior to the Closing, of the following conditions: (i) the representations and warranties of each of the Purchasers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made at the Closing, (ii) the covenants and agreements contained in this Agreement to be complied with by each of the Purchasers on or before the Closing shall have been complied with in all material respects, and
(iii) Zurich Insurance and the Sellers shall have received a certificate from each of the Purchasers to such effect signed by a duly authorized representative thereof.

     SECTION 7.03. Conditions to the Obligations of the Purchasers. The obligations of each of the Purchasers to consummate the transactions contemplated by this Agreement shall be further subject to the fulfillment, at or prior to the Closing, of the following conditions: (i) the representations and warranties of Zurich Insurance and each of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made at the Closing, (ii) the covenants and agreements contained in this Agreement to be complied with by Zurich Insurance and each of the Sellers on or before the Closing shall have been complied with in all material respects, and (iii) the Purchasers shall have received a certificate from Zurich Insurance and each of the Sellers to such effect signed by a duly authorized representative thereof.


                                  ARTICLE VIII

                                   TERMINATION

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing by Zurich Insurance and the Sellers or the Purchasers if the Closing shall not have occurred on or prior to January 13, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01 shall not be available to any party whose failure to perform any covenant or agreement under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.


                                   ARTICLE IX

                               GENERAL PROVISIONS


     SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 9.02. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     SECTION 9.03. Conveyance Taxes. The Sellers shall be liable for and shall hold each of the Purchasers harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the sale of the Shares to the Purchasers under this Agreement. Each of the Purchasers shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.

     SECTION 9.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

                  (a)      if to Zurich Insurance or any Seller:

                           c/o Zurich Insurance Company
                           Mythenquai 2
                           P.O. Box Ch-8022
                           Zurich, Switzerland
                           Telecopy:  011-411-205-1063
                           Attention: General Counsel

                           with copies to:

                           Zurich Centre Group LLC
                           One Chase Manhattan Plaza
                           New York, New York 10005
                           Telecopy: (212) 898-5002
                           Attention: General Counsel

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, NY 10019
                           Telecopy: (212) 728-8111
                           Attention: Thomas M. Cerabino, Esq.

                  (b)      if to any Purchaser:

                           c/o Tiger Management Corporation
                           101 Park Avenue
                           New York, New York 10178
                           Telecopy: (212) 661-6784
                           Attention: General Counsel

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York 10022
                           Telecopy: (212) 848-7179
                           Attention: Spencer D. Klein, Esq.

     SECTION 9.05. Public Announcements. Except as required by Law or by the rules of any securities exchange on which securities of any of the parties hereto are listed or quoted, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

     SECTION 9.06. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.07. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

     SECTION 9.08. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of each party hereto); provided, however, that each of the Purchasers may assign this Agreement or any of its rights hereunder to an Affiliate of such Purchaser without the consent of any other party hereto; provided further that if registration rights under the Registration Rights Agreement are transferred therewith, any such transferee shall expressly assume in writing the obligations in Section 6.03.

     SECTION 9.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other
Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.10. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

     SECTION 9.11. Governing Law. This Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any New York state or federal court sitting in the City of New York for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto, and (ii) waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf as of the date first written above.


                                   ZURICH INSURANCE COMPANY

                                   By:    /s/ David A. Bowers
                                          ----------------------
                                          Name:     David A. Bowers
                                          Title:    Attorney-in-Fact


                                   ZURICH AMERICAN INSURANCE
                                            COMPANY

                                   By:    /s/ David A. Bowers
                                          -----------------------------------
                                          Name:     David A. Bowers
                                          Title:    Executive Vice-President


                                   CENTRE REINSURANCE LIMITED

                                   By:    /s/ Tara Leonard
                                          ----------------------
                                          Name: Tara Leonard
                                          Title:SVP & GAO


                                   ZURICH REINSURANCE (NORTH
                                            AMERICA), INC.

                                   By:    /s/ Brian E. Kensil
                                          ----------------------
                                          Name: Brian E. Kensil
                                          Title:Senior Vice-President &
                                                 Chief Administrative Officer


                                   EMPIRE FIRE AND MARINE
                                            INSURANCE COMPANY

                                   By:    /s/ David A. Bowers
                                          ----------------------
                                          Name:     David A. Bowers
                                          Title:    Attorney-in-Fact

                                   UNIVERSAL UNDERWRITERS
                                            INSURANCE COMPANY

                                   By:   /s/ David A. Bowers
                                         ----------------------
                                         Name: David A. Bowers
                                         Title: Attorney-in-Fact


                                   UNIVERSAL UNDERWRITERS LIFE
                                            INSURANCE COMPANY

                                   By:   /s/ David A. Bowers
                                         ----------------------
                                         Name: David A. Bowers
                                         Title: Attorney-in-Fact


                                   FIDELITY AND DEPOSIT COMPANY
                                            OF MARYLAND

                                   By:   /s/ David A. Bowers
                                         ----------------------
                                         Name: David A. Bowers
                                         Title: Attorney-in-Fact


                                   TIGER

                                   By:       Tiger Performance L.L.C.,
                                               its General Partner

                                   By:   /s/ W. Gillespie Caffray
                                         ---------------------------
                                         Name: W. Gillespie Caffray
                                         Title: Senior Managing Director

                                   PUMA

                                   By:       Tiger Performance L.L.C.,
                                               its General Partner

                                   By:   /s/ W. Gillespie Caffray
                                         ---------------------------
                                         Name: W. Gillespie Caffray
                                         Title: Senior Managing Director


                                   THE JAGUAR FUND N.V.

                                   By:       Tiger Management L.L.C.,
                                               its Investment Manager

                                   By:   /s/ W. Gillespie Caffray
                                         ---------------------------
                                         Name: W. Gillespie Caffray
                                         Title: Senior Managing Director


                                   LION L.P.

                                   By:       Tiger Performance L.L.C.,
                                               its General Partner

                                   By:   /s/ W. Gillespie Caffray
                                         ---------------------------
                                         Name: W. Gillespie Caffray
                                         Title: Senior Managing Director


                                   OCELOT PARTNERS L.P.

                                   By:      Ocelot G.P., L.P.,
                                               its General Partner
                                   By:       Tiger Performance L.L.C.,
                                               its General Partner

                                   By:   /s/ W. Gillespie Caffray
                                         ---------------------------
                                         Name: W. Gillespie Caffray
                                         Title: Senior Managing Director

                                   OCELOT (CAYMAN) LTD.

                                   By:       Tiger Management L.L.C.,
                                               its Investment Advisor

                                   By:   /s/ W. Gillespie Caffray
                                         ---------------------------
                                         Name: W. Gillespie Caffray
                                         Title: Senior Managing Director

                                   SCHEDULE I

Seller                            Number of Shares              Purchase Price
------                            ----------------              --------------

Zurich American                         989,999                  $39,352,460.25

Centre Re                             4,702,501                 $186,924,414.75

Zurich Re                               247,500                   $9,838,125.00

Empire                                  132,000                   $5,247,000.00

Universal Insurance                     264,000                  $10,494,000.00

Universal Life Insurance                 66,000                   $2,623,500.00

Fidelity                                198,000                   $7,870,500.00



Purchaser                         Number of Shares              Purchase Price
---------                         ----------------              --------------

Tiger                                 1,601,820                  $63,672,345.00

Jaguar                                3,771,900                  $149,933,025.00

Puma                                    430,320                   $17,105,220.00

Lion                                     58,740                   $2,334,915.00

Ocelot Partners                         565,620                  $22,483,395.00

Ocelot (Cayman)                         171,600                   $6,821,100.00